EXHIBIT 99.1


[EXTENDED STAYAMERICA LOGO]



For Immediate Release             Contact: For Extended Stay America, Inc.
                                           Corry W. Oakes III, President and COO
                                           James A. Ovenden, CFO
                                           (864) 573-1600



        EXTENDED STAY AMERICA, INC. STOCKHOLDERS APPROVE MERGER AGREEMENT


Spartanburg, SC - May 7, 2004 - Extended Stay America, Inc. (NYSE: ESA) announced today that the stockholders of the Company voted to adopt the Agreement and Plan of Merger among the Company and affiliates of The Blackstone Group at a special stockholders' meeting held today in Spartanburg, SC. Approximately 99.9 percent of stockholders present and voting adopted the merger agreement. The number of shares voting to adopt the merger agreement represents approximately 79.3 percent of the total number of shares outstanding and entitled to vote.

The proposed merger was announced on March 5, 2004 and is expected to close on or about May 11, 2004, pending the satisfaction or waiver of all the conditions set forth in the merger agreement. Under the terms of the merger agreement, ESA stockholders will receive $19.625 per share in cash, without interest.

ESA currently operates 475 extended-stay hotels in 42 states and has been the fastest growing owned and operated hotel company since its founding in January 1995.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the Company's SEC filings.


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